                                   Exhibit 4.3

================================================================================




                            CREDIT FACILITY AGREEMENT

                                  $548,000,000

                                      among



                    GLOBAL CARD HOLDINGS INC. and AT&T CORP.
                                   as Lenders

                                       and

                            AT&T LATIN AMERICA CORP.
                                   as Borrower

                                       and

                     EACH PERSON LISTED ON SCHEDULE A HERETO
                            as Borrowing Subsidiaries





                          Dated as of February 27, 2002



                                   ----------




================================================================================

                                TABLE OF CONTENTS

                                                                                                  PAGE
                                                                                                  ----

1.  Loans...........................................................................................1
1A. Warrants........................................................................................3
2.  Procedures for Advances of Loans................................................................3
3.  Repayment; Reduction of Aggregate Commitment....................................................5
4.  Notes...........................................................................................8
5.  Interest........................................................................................9
6.  Use of Proceeds................................................................................11
7.  Subordination..................................................................................11
8.  Conditions Precedent...........................................................................12
9.  Representations and Warranties.................................................................13
10. Covenants......................................................................................15
11. Events of Default..............................................................................20
12. Remedies Upon Default, etc.....................................................................22
13. Taxes..........................................................................................23
14. Increased Costs................................................................................24
15. Indemnities....................................................................................24
16. Change in Market Conditions....................................................................26
17. Applicable Law/Submission to Jurisdiction......................................................26
18. Assignment.....................................................................................27
19. Counterparts...................................................................................27
20. Definitions....................................................................................27


Schedule A  List of Borrowing Subsidiaries
Schedule B  Existing Loan Agreements
Schedule C  Outstanding Loan Amounts
Schedule D  Terms of Warrants
Exhibit A   Form of Borrowing Notice
Exhibit B   Form of Note
Exhibit C   Form of Warrant Agreement


      Credit Facility Agreement, dated as of February 27, 2002 ("AGREEMENT"), among Global Card Holdings, Inc., a Delaware corporation ("GLOBAL"), AT&T Corp., a New York corporation ("AT&T," and together with Global and the respective Affiliates and successors of AT&T and Global, the "LENDERS"), AT&T Latin America Corp., a Delaware corporation (the "BORROWER" or "ATTL") and each Person listed on Schedule A hereto (each, a "BORROWING SUBSIDIARY"). Certain capitalized terms used herein are defined in Section 20.

                                    RECITALS

      A. The Borrower has requested the Lenders to make loans available to the Borrower and the Borrowing Subsidiaries in one or more drawdowns in an aggregate principal amount not exceeding $548,000,000 (such amount, as reduced hereunder from time to time, the "AGGREGATE COMMITMENT");


      B. The parties desire to amend and restate in their entirety, and to combine into a single agreement, the existing agreements identified on Schedule B hereto (the "EXISTING LOAN AGREEMENTS");

      C. The Lenders are willing to make (or continue) loans to the Borrower and/or one or more of the Borrowing Subsidiaries under the terms and subject to the conditions set forth in this Agreement.

      In consideration of the mutual promises and covenants set forth herein, the parties agree that the Existing Loan Agreements are hereby amended and restated in their entirety as follows:

1.    LOANS.

      (a) Subject to the terms and conditions of this Agreement, the Lenders agree to make one or more loans hereunder (each, a "TRANCHE A LOAN") to the Borrower and/or the Borrowing Subsidiaries from time to time during the period from the Effective Date to the Termination Date, as requested by the Borrower in accordance with Section 2, PROVIDED that, subject to Section 3(b), the aggregate principal amount of all outstanding Tranche A Loans shall not exceed $100,000,000, plus the amount of corresponding Interest Loans, at any time.

      (b) Subject to the terms and conditions of this Agreement, the Lenders agree to make one or more loans hereunder (each, a "TRANCHE B LOAN") to the Borrower and/or the Borrowing Subsidiaries from time to time during the period from the Effective Date to the Termination Date, as requested by the Borrower in accordance with Section 2, PROVIDED that, subject to
            Section 3(b), the aggregate principal amount of all outstanding Tranche B Loans shall not exceed $200,000,000, plus the amount of corresponding Interest Loans, at any time.

      (c) Subject to the terms and conditions of this Agreement, the Lenders agree to make one or more loans hereunder (each, a "TRANCHE C LOAN") to the Borrower and/or the Borrowing Subsidiaries from time to time during the period from the Effective Date to the Termination Date, as requested by the Borrower in accordance with Section 2, PROVIDED that, subject to Section 3(b), the aggregate principal amount of all outstanding Tranche C Loans shall not exceed $98,000,000, plus the amount of corresponding Interest Loans, at any time.

      (d) Subject to the terms and conditions of this Agreement, the Lenders agree to make one or more loans hereunder (each, a "TRANCHE D LOAN") to the Borrower and/or the Borrowing Subsidiaries from time to time during the period from the Effective Date to the Termination Date, as requested by the Borrower in accordance with Section 2, PROVIDED that, (I) subject to Section 3(b), the aggregate principal amount of all outstanding Tranche D Loans shall not exceed $150,000,000, plus the amount of corresponding Interest Loans, at any time, and (II) Tranche D Loans shall only be made available if the Brazilian Debenture is not executed or such funding is otherwise required or permitted to be made in accordance with the terms of the Supplemental Agreement to be entered into among AT&T, ATTL and ABN AMRO Trustees Limited, as collateral and intercreditor agent in connection with the Vendor Financing Facility (the "SUPPLEMENTAL AGREEMENT"). The amount of Interest Loans outstanding from time to time corresponding to Tranche D Loans shall not be taken into account for purposes of determining if a Tranche D Loan is required to be made under the Supplemental Agreement.

      (e) Until the date on which (I) principal, premium (if any), accrued interest and all other amounts then due and owing on the Vendor Financing Facility have been paid in full at final maturity or (II) in the case of Loans other than Tranche D Loans, the Vendor Financing Facility otherwise permits cash payment of interest hereunder, the Borrowing Parties shall not make any cash interest payments on any Loans, and, on the applicable interest payment dates prior to such date, the relevant Borrowing Party shall borrow and the relevant Lenders shall be deemed to have loaned to such Borrowing Party an interest loan (an "INTEREST LOAN") in a principal amount equal to the accrued interest due (and not paid in cash) from such

            Borrowing Party on such date. Each Interest Loan shall be of the same type of Loan as the principal amount to which such interest relates, and the amount of such Interest Loan shall be recorded appropriately in the records of the Lenders. Each Interest Loan shall be deemed a "Loan" of the type hereunder for all purposes (including for purposes of this paragraph), except for the purposes of the proviso to each of paragraphs (a) through (d) of Section 1 and for purposes of Section 3(b)(i).

      (f) The Borrowing Subsidiaries listed on Schedule A may be changed from time to time as agreed by the Lenders and Borrower, PROVIDED that any Person added to such list becomes a party to this Agreement.

      (g) The parties acknowledge that, prior to any advances of Loans in accordance with Section 2 hereof, the principal amount of, and capitalized and accrued interest on, all outstanding Tranche A Loans, Tranche B Loans, Tranche C Loans and Tranche D Loans is as set forth in Schedule C hereto (which schedule shall be updated as of the Effective Date). As of the Effective Date, all such outstanding amounts set forth in Schedule C hereto, as so updated, (plus additional amounts outstanding or accrued as of such date) shall be deemed to constitute Tranche A Loans, Tranche B Loans, Tranche C Loans and Tranche D Loans, respectively, hereunder without the necessity of any further action, and this Agreement shall replace and supersede the Existing Loan Agreements, which shall terminate.

1A.   WARRANTS.

      As of the date of the advance of each Loan, the Borrower will issue to the Lenders warrants ("WARRANTS") to purchase shares of Class A common stock of the Borrower in accordance with the economic terms set forth in Schedule D. The Warrants shall be issued pursuant to a Warrant Agreement substantially in the form of Exhibit C hereto.

2.    PROCEDURES FOR ADVANCES OF LOANS.

      (a) REQUESTS FOR BORROWING. Following the Effective Date, the Borrower shall give the Lenders a notice of each Loan (other than any Interest Loan) substantially in the form of Exhibit A (a "BORROWING NOTICE"), duly executed by the Chief Executive Officer or Chief Financial Officer of ATTL, not later than the fifth Business Day prior to the borrowing date of such Loan of its intention to borrow, specifying (I) the principal amount of such Loan in Dollars, which shall be in an aggregate amount of

            $2,000,000 or an integral multiple of $1,000,000 in excess thereof (not to exceed, together with any outstanding Loans other than Interest Loans, the Aggregate Commitment), (II) the borrowing date of such Loan, which shall be a Business Day, (III) the name of any Borrowing Subsidiary proposed to be a borrower and (IV) the bank account or accounts of the Borrower (or Borrowing Subsidiary) to which the Loan is to be disbursed, and certifying, as of the date of the Borrowing Notice and as of the borrowing date, that (W) the Borrower and the Borrowing Subsidiaries have performed and complied with all the respective terms and conditions of this Agreement applicable to them, (X) the representations and warranties contained in Section 9 are and will be true and correct; (Y) there exists and will exist no condition or event which constitutes or which, after notice or passage of time or both, would constitute an Event of Default, and (Z) the amount of the Loan specified in the Borrowing Notice is consistent with the most recently delivered Budget. Any Borrowing Notice received after 12:00 noon (New York time) shall be deemed received on the next Business Day. If the Borrower requests in a Borrowing Notice pursuant to this Section that all or a portion of an amount of the Loan specified therein be made available to one or more Borrowing Subsidiaries, Borrower must deliver the Borrowing Notice to the Lenders not later than (I) 20 Business Days prior to the requested borrowing date if any relevant Borrowing Subsidiary is domiciled in Colombia or Brazil; or (II) 10 Business Days prior to the requested borrowing date if any relevant Borrowing Subsidiary is domiciled in Peru, Argentina or Chile.

      (b) DISBURSEMENT OF LOANS. Subject to the terms and conditions of this Agreement, not later than 5:00 p.m. on the borrowing date set forth in a Borrowing Notice with respect to a Loan complying with paragraph (a) of this Section, the Lenders shall make available to the Borrower the amount of such Loan in U.S. Dollars specified in such Borrowing Notice, in immediately available funds payable to the account or accounts specified in such Borrowing Notice, PROVIDED that at the request of Borrower, the Lenders may, in their sole discretion, make available to a Borrowing Subsidiary all or a portion of an amount of the Loan specified in the Borrowing Notice on a borrowing date to be agreed between the Lenders and the Borrower, which date, except as otherwise agreed by the Lenders, shall be not earlier than (I) 20 Business Days after receipt of the Borrowing Notice if the relevant Borrowing Subsidiary is domiciled in Colombia or Brazil or (II) 10 Business Days after receipt of the Borrowing

            Notice if the relevant Borrowing Subsidiary is domiciled in Peru, Argentina or Chile.

      (c) Notwithstanding clause (a) above, and subject to the maximum principal amount set forth in Section 1(d), the Lenders will extend Tranche D Loans to the Borrower (or, at the Lenders' option, to a Subsidiary of the Borrower if permitted under the Vendor Financing Facility) if and to the extent the Lenders are required to do so pursuant to the Supplemental Agreement. The Borrower agrees to provide promptly to the Lenders a copy of any notice received by the Borrower or its affiliates from any lender or agent under the Vendor Financing Facility with respect to such funding requirement pursuant to the Supplemental Agreement, and to provide promptly to the Lenders a Borrowing Notice for the corresponding Tranche D Loan.

3.    REPAYMENT; REDUCTION OF AGGREGATE COMMITMENT.

      (a) FINAL MATURITY. The Borrower shall repay, or cause the relevant Borrowing Subsidiaries to repay, as the case may be (including without limitation by providing funds to such Borrowing Subsidiary for such payment), all Loans (or such principal amount as shall then be outstanding) on October 1, 2008.

      (b)   MANDATORY PREPAYMENT.

            (i) If at any time the aggregate amount of outstanding Loans (other than Interest Loans) exceeds the Aggregate Commitment then in effect, the Borrower shall prepay, or cause the relevant Borrowing Subsidiaries to prepay, as the case may be (including without limitation by providing funds to such Borrowing Subsidiary for such payment) an amount equal to the excess of the aggregate amount of outstanding Loans (other than Interest Loans) over such Aggregate Commitment, such prepayment to be made, together with accrued interest on the amount prepaid through the date of prepayment, not more than three Business Days following any date on which the aggregate amount of outstanding Loans (other than Interest Loans) exceeds the Aggregate Commitment.

            (ii) The Borrower shall prepay, or cause the relevant Borrowing Subsidiary to prepay, as the case may be (including, without limitation, by providing funds to such Borrowing Subsidiary for such payment):

                  (I) until the Tranche D Loan has been repaid in full, an amount equal to the lesser of (A) one hundred percent (100%) of the net cash proceeds from any Offering (net of all costs of such Offering including, without limitation, underwriting fees (if any)) and (B) the remaining amount outstanding under the Tranche D Loan, PROVIDED that, (i) with respect to any "Equity Capital Market Transaction" that is not a Refinancing Private Equity Transaction, the Borrower shall not be required to prepay any amount in excess of the amount derived from the "Capital Markets Percentage" applicable thereto, and (ii) no prepayment shall be required in the case of an Offering constituting an "Agency Capital Market Transaction" (the foregoing terms in quotation marks having the respective meanings assigned to them in the Common Agreement); and

                  (II) to the extent not applied pursuant to clause (I) above, an amount equal to the Mandatory Prepayment Amount.

      Any prepayment required to be made pursuant to this Section 3(b)(ii) shall be made, together with accrued interest on the amount prepaid through the date of prepayment, not more than three Business Days following the closing of the Offering generating such proceeds, and shall be applied (A) in the case of a prepayment pursuant to clause (I) above, to repayment of the Tranche D Loan and (B) in the case of a prepayment pursuant to clause
      (II) above, to the repayment of the Tranche A Loan, the Tranche B Loan and the Tranche C Loan (in that order of priority).

      For the purposes of this Section 3(b)(ii), the following terms have the following meanings:

                  "MANDATORY PREPAYMENT AMOUNT", with respect to any Offering, means the product of (A) the net cash proceeds of such Offering (net of all costs of such Offering including, without limitation, underwriting fees (if any)) and (B) the Mandatory Prepayment Percentage (expressed as a decimal).

                  "MANDATORY PREPAYMENT PERCENTAGE" means (A) if the Vendor
            Financing Facility has been terminated, twenty-five percent (25%), or (B) if the Vendor Financing Facility is outstanding, either (X) twenty-five percent (25%), if (I) the relevant Offering is consummated after the third anniversary of the Effective Date and the Borrower's Leverage Ratio for the immediately preceding four full fiscal-quarter period is less than or equal to 5:1 or (ii) AT&T and the lenders under the Vendor Financing Facility shall have negotiated a prepayment provision, allowing AT&T to be prepaid without the criteria set forth in the immediately preceding clause (i) having been met (but the amount of such negotiated prepayment, together with the amount of any prepayment required to be made to the lenders under the Vendor Financing Facility following such negotiation, shall in no event be greater than the aggregate amount required to be prepaid by ATTL and its Subsidiaries (1) to the Lenders under this clause 3(b)(ii), plus
            (2) under the Common Agreement), or (Y) zero percent (0%), if clause
            (x) does not apply, provided that, in any case, with respect to an "Agency Capital Market Transaction" (as defined in the Common Agreement) the Mandatory Prepayment Percentage shall be 0%.

                  "OFFERING" means any issuance or incurrence by the Borrower, any Borrowing Subsidiary or any Subsidiary of the Borrower or any Borrowing Subsidiary from time to time, whether in a public or private placement or offering, of (A) Indebtedness, other than Senior Obligations and Basket Indebtedness, or (B) equity securities or similar interests, other than in connection with the exercise of
            (i) stock options or other equity-based incentive instruments by employees pursuant to an authorized plan of such Borrower, Borrowing Subsidiary or other Subsidiary, or (ii) any Warrants.

      (c) OPTIONAL PREPAYMENT. The Borrower (or any Borrowing Subsidiary) may prepay Loans in whole or in part without penalty or premium, but together with accrued and unpaid interest on the amount prepaid through the date of prepayment, PROVIDED that the Borrower shall give the Lenders notice of any such prepayment at least three Business Days in advance.

      (d) PREPAYMENT ON ACCOUNT OF ILLEGALITY. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law applicable to the Lenders, Borrower or any Borrowing Subsidiary or in the interpretation or application thereof occurring after the date of this Agreement shall make it unlawful for any Lender to make or maintain any Loan, (I) the Lenders shall promptly give written notice of such circumstances to the Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), and (II) the Borrower shall repay (or cause its applicable Borrowing Subsidiary to repay) the amount of such Loan, together with any interest accrued thereon, within three Business Days following receipt of such notice from the Lenders.

      (e) REPAYMENT IN EVENT OF DEFAULT. If an Event of Default shall have occurred and be continuing, the Loan may be declared payable immediately, or will become repayable immediately, in accordance with Sections 11 and 12.

      (f) PAYMENT IN DOLLARS. Any payment under this Agreement or the Notes shall be in Dollars.

      (g) NO REBORROWING. Loans may not be reborrowed once repaid, except that Loans under Tranche D repaid out of proceeds of the Brazilian Debenture (or any "Brazilian Debenture Refinancing Indebtedness" as defined in the Common Agreement) may be reborrowed, to the extent of any such repayment and to the extent required by the Supplemental Agreement, and Tranche D Loans may be reborrowed to the extent required by the Supplemental Agreement.

      (h) CONVERSION OF LOANS. With the mutual agreement of ATTL and the Lenders, all or any portion of the outstanding principal amount and accrued and unpaid interest of any Loan shall be converted into, or exchanged for, fully paid and nonassessable shares of B Voting Preferred Stock at the Conversion Rate (determined as hereafter provided). The shares of B Voting Preferred Stock issued upon any such conversion or exchange shall afford such rights as are set forth in, and, other than with respect to voting rights, shall otherwise be governed by, the Certificate of Designation applicable to the Series B Preferred Stock of ATTL. As promptly as practicable on or after the date of any such conversion or exchange, the Borrower shall issue and deliver to the Lenders a certificate or certificates for the number of shares of B Voting Preferred Stock issuable upon conversion or exchange, rounded up (if necessary so that a fractional share need not be issued) to the nearest whole share.

            The rate at which shares of B Voting Preferred Stock shall be delivered upon conversion or exchange (the "CONVERSION RATE") shall be the number of shares of B Voting Preferred Stock having a liquidation preference equal to the amount of principal and accrued and unpaid interest of the Loans being converted or exchanged.

4.    NOTES.

      The obligation of the Borrower and each Borrowing Subsidiary to pay the principal of and interest on all of its Loans to any Lender shall be evidenced by a single note payable to the Lenders (a "NOTE"), which shall
      (I) be dated as of
      the Effective Date, and thereafter updated as necessary to account for additional Loans, Interest Loans and prepayments hereunder, (II) be in an amount equal to the Aggregate Commitment in effect at the time such Note is issued, (III) bear interest as provided in Section 5, (iv) be payable in Dollars to the order of the applicable Lender, (V) be duly executed by a duly authorized officer of the Borrower or the relevant Borrowing Subsidiary, (VI) be substantially in the form of Exhibit B with blanks completed in conformity herewith and therewith, and (vii) be pledged to the Collateral and Intercreditor Agent under the Common Agreement to the extent required by the last paragraph of Section 6.01 of the Common Agreement. Each Borrowing Party's Note shall be valid and enforceable as to its principal amount at any time only to the extent of the Loans advanced by the Lenders to such Borrowing Party and then outstanding, and, as to interest, only to the extent of the interest accrued and unpaid in respect of such Loans. The Borrower shall deliver, or cause to be delivered, to the Lenders a duly executed Note in respect of each Borrowing Party that borrows from the Lenders hereunder not later than the date on which such Borrowing Party's first Loan is disbursed or deemed made hereunder.

5.    INTEREST.

      (a)   INTEREST RATE. Subject to the provisions of this Section 5,

            (i) the outstanding principal amount of each Tranche A Loan shall bear interest at a rate per annum equal to the LIBOR Rate plus the Margin as set forth below up to and including the date that is on or after August 28, 2002 and on which an interest payment is due, and 14% thereafter;

            (ii) the outstanding principal amount of each Tranche B Loan shall bear interest at a rate per annum equal to 15%;

            (iii) the outstanding principal amount of each Tranche C Loan shall bear interest at a rate per annum equal to 15%;

            (iv) the outstanding principal amount of each Tranche D Loan shall bear interest at a rate per annum equal to 15.3%;

            (v) The interest rate for each Loan shall be adjusted as set forth in Sections 5(a)(vi)(A) and (B) below.

                  (A) The interest rate for each Loan shall decrease by 1%, commencing as of October 1, 2003 (in the case of clause
                        (I) below) or October 1, 2005 (in the case of clause
                        (II) below), if:

                        (I) the Consolidated EBITDA of the Borrower, for the two consecutive full fiscal quarters immediately preceding October 1, 2003, is greater than $27,500,000 or

                        (II) the Borrower has, as of the fiscal quarter ended immediately preceding October 1, 2005, a Leverage Ratio of less than 5:1.

                  (B) The interest rate for each Loan shall be increased by 1%, commencing as of October 1, 2003 (in the case of clause (I) below) or October 1, 2005 (in the case of clause (II) below), if:

                        (I) the Consolidated EBITDA of the Borrower, for the two consecutive full fiscal quarters immediately preceding October 1, 2003, is not greater than $7,500,000 or

                        (II) the Borrower has, as of the fiscal quarter ended immediately preceding October 1, 2005, a Leverage Ratio of more than 7:1.

            (C) Each interest rate adjustment, if any, to be made in accordance with this Section shall become final and be reflected retroactively in the books and records of the Lenders and ATTL as and when the relevant quarterly financial data described above has been reviewed by the independent accounting firm charged with reviewing or auditing ATTL's periodic financial statements.

      (b) INTEREST PERIODS. The Interest Period (the "INTEREST PERIOD") for each Loan shall be (I) initially, the period commencing on and including the next succeeding day after the date of disbursement (in the case of advances of Tranche A Loans, Tranche B Loans, Tranche C Loans and Tranche D Loans) or the date on which each Interest Loan is deemed to have been made (in the case of Interest Loans), and ending on and including the first day of the next succeeding June or December, and (II) thereafter, each six-month period commencing on and including the next succeeding day after the last day of the preceding Interest Period and ending on and including the first day of the next succeeding June or December, PROVIDED that (X) any Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day, (Y) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date, and (Z) the loan amounts specified to be outstanding pursuant to Section 1(g) shall be deemed for the purpose of Interest Period calculations to have been advanced on the date hereof.

      (c) DEFAULT RATE. Upon the occurrence and during the continuance of an Event of Default, all Loans shall bear interest at a rate per annum that is 2% in excess of the rate then otherwise applicable.

      (d) INTEREST PAYMENT AND COMPUTATION. Interest on each Loan shall be payable on the last day of each Interest Period applicable thereto. Interest shall be computed on the basis of a 360-day year or 30-day months and assessed for the actual number of days elapsed.

      (e) LIBOR RATE; MARGIN. The "LIBOR RATE" shall be the per annum rate of interest determined on the basis of the London Inter-Bank Offered Rate for deposits in Dollars in minimum amounts of $5,000,000 for a three-month period appearing on Bloomberg (function: BBAM) as of two Business Days prior to the date of disbursement of the applicable Loan. The "MARGIN" shall be 3.75% per annum.

6.    USE OF PROCEEDS.

      The Borrower and its Subsidiaries shall use the proceeds of the Loans (I) to finance Capital Expenditures not covered by the Vendor Financing Facility, operating losses and working capital requirements; and (II) to pay cash interest.

7.    SUBORDINATION.

      (a) AGREEMENT TO SUBORDINATE. Each Loan is subordinated in right of payment and otherwise to the Senior Obligations, to the extent and in the manner provided in the Subordination Agreement to be entered into among Latin American Equipment Finance B.V., ATTL, each Subsidiary of ATTL listed on Schedule II thereto and ABN AMRO Trustees Limited, as collateral and intercreditor agent (the "SUBORDINATION AGREEMENT"). Each Borrowing Subsidiary and Lender shall become a party to the Subordination Agreement as provided therein.

      (b) NOTWITHSTANDING any other provision of this Agreement, if (i) any provision of THIS Agreement would require that any payment (whether of principal, interest or otherwise) be made hereunder or shall become due hereunder (or would permit any Lender to DECLARE any payment to become due hereunder) and (ii) at the time such payment would not be permitted by the Subordination Agreement, then the failure to make such payment shall not consitute a default under this Agreement or an Event of Default under Section 11(a) or 11(b) hereof. This paragraph shall not be construed to (x) prohibit any Lender from submitting any claim in any bankruptcy or insolvency proceeding or (y) prohibit payments that are described in and applied as provided in Section 2.2 of the Subordination Agreement.

8.    CONDITIONS PRECEDENT.

      The agreement of each Lender to enter into this Agreement and to make available the Loans is subject to the satisfaction or waiver of the following conditions precedent:

      (i) BRAZILIAN DEBENTURE NOT EXECUTED. With respect to the obligation to make any Loan under Tranche D, the Brazilian Debenture shall not have been executed, or the funding of such Tranche D Loan is otherwise required to be made in accordance with the terms of the Supplemental Agreement;

      (ii) WARRANT AGREEMENT; ISSUANCE OF WARRANTS. The Warrant Agreement shall have been executed and delivered by the Borrower and the other parties thereto, substantially in the form attached hereto as Exhibit C (but including registration rights provisions covering the Warrant Shares, in the form agreed by the parties) and the Borrower shall have executed and delivered to AT&T (or to its affiliates, as designated by AT&T prior to the Effective Date) one or more certificates representing the Warrants;

      (iii) The Effective Date shall have occurred, and there shall not have been any material amendment, waiver or change to the Common Agreement not reasonably acceptable to the Lenders between December 21, 2001 and the Effective Date;

      (iv) The Borrower and each applicable Borrowing Subsidiary (if any) shall have executed and delivered to the Lenders the Note; and

      (v) With respect to each Loan requested by the Borrower to be made, the Lenders shall have received a duly executed Borrowing Certificate in accordance with Section 2(a).

9.    REPRESENTATIONS AND WARRANTIES.

      The Borrower, with respect to itself and its Subsidiaries, and each Borrowing Subsidiary, with respect to itself and its Subsidiaries, represents and warrants to the Lenders as follows:

      (a) DUE ORGANIZATION, VALID EXISTENCE, GOOD STANDING, DUE AUTHORIZATION, ENFORCEABILITY. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. Each Subsidiary is a corporation, limited liability company or other business entity duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction in which it is organized. The execution and delivery of this Agreement and the performance of the Borrower's and the Borrowing Subsidiaries' obligations hereunder have been duly authorized by all necessary action on the part of the Borrower and, on or prior to the Effective Date, will have been duly authorized by all necessary action on the part of such Borrowing Subsidiary, as the case may be. This Agreement has been duly executed and delivered by the Borrower and, as of the Effective Date, each Borrowing Subsidiary, and constitutes (or, in the case of each Borrowing Subsidiary, will constiture as of the Effective Date) the legal, valid and binding obligation of the Borrower and each Borrowing Subsidiary, as the case may be.

      (b) NO VIOLATION, CONFLICT, DEFAULT, LIENS, CONSENTS, APPROVALS. The execution and delivery of this Agreement by the Borrower and each Borrowing Subsidiary and the performance by the Borrower and each Borrowing Subsidiary of its obligations hereunder will not result in
            (I) any conflict with the organizational documents of the Borrower or any Subsidiary, (II) any breach or violation of or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which the Borrower or any Subsidiary of the Borrower is a party or by which any of them or their respective properties or assets are bound, or (III) except as provided herein, the creation or imposition of any Liens, except for such breaches, violations or defaults and such Liens which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect (a "MATERIAL ADVERSE EFFECT") on the ability of Borrower and the Borrowing Subsidiaries to perform their obligations under this Agreement or with respect to any Loan. No consent, approval or authorization of or filing with any third party or any governmental authority is required on the part of the Borrower or any of the Subsidiaries of the Borrower in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the performance of any obligations of Borrower or any of the Borrowing Subsidiaries hereunder.

      (c) NO MATERIAL ADVERSE CHANGE. Since March 31, 2000, there has been no change, occurrence or development resulting in a Material Adverse Effect.

      (d) NO LITIGATION. (I) There is no pending or, to the best knowledge of the Borrower and the Borrowing Subsidiaries, threatened action or suit or judicial, arbitral, rule-making or other administrative or other proceeding before any court of governmental agency, authority or body or any arbitrator involving the Borrower or any of the Subsidiaries that would reasonably be expected to have a Material Adverse Effect, and (II) there is no pending or, to the best knowledge of the Borrower and the Borrowing Subsidiaries, threatened action or suit or judicial, arbitral, rule-making or other administrative or other proceeding which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

      (e) FEDERAL REGULATIONS. No part of the proceeds of any Loan will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Federal Reserve Board, or for any purpose which violates the provisions of the Regulations of the Federal Reserve Board, including, without limitation, Regulation T, Regulation U or Regulation X of the Federal Reserve Board.

      (f) OWNERSHIP OF PROPERTY; LIENS. Each of the Borrower and its Subsidiaries has good and valid title to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Liens, except Permitted Liens.

      (g) INVESTMENT COMPANY ACT. Neither the Borrower nor any of the Subsidiaries is an "investment company" or a "company controlled by an investment company" within the meaning of the United States Investment Company Act of 1940, as amended.

      (h) PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any of the Subsidiaries is a "holding company" or an "affiliate of a holding company" within the meaning of the United States Public Utility Holding Company Act of 1935, as amended.

      (i) FOREIGN ASSETS CONTROL REGULATIONS, ETC. Neither the making of any Loan nor the use of the proceeds thereof as contemplated by this Agreement will violate any requirement or prohibition imposed by the United States government under authority of the International Emergency Economic Powers Act (50 U.S.C. ss 1701, ET SEQ.), the Trading with the Enemy Act (50 U.S.C. App. 5(b)), or any proclamation, order, regulation or license issued pursuant thereto.

      (j) TAXES. The Borrower and each of the Subsidiaries have duly and timely filed or caused to be duly and timely filed all tax returns which are required to be filed and have duly and timely paid all taxes shown to be due and payable on such returns or on any assessments made against it or any of its property by a government authority or otherwise payable by it (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in the books of the Borrower or the Subsidiaries, as the case may be) except to the extent that failure to comply with this paragraph would not be reasonably expected to have a Material Adverse Effect.

10.   COVENANTS.

      (a) ANNUAL BUDGET. Prior to the beginning of each fiscal year of the Borrower, the Borrower shall deliver to the Lenders an annual budget with respect to the Group (the "BUDGET"), approved by the Board of Directors of Borrower, that sets forth in reasonable detail (I) the financing needs of the Group and expected financing sources; and
            (II) the amount of proposed Capital Expenditures for each quarterin such year. Borrower shall promptly provide to the Lenders an updated Budget, approved by the Board of Directors of Borrower, upon any material change to the Budget most recently delivered to the Lenders.

      (b) USE OF PROCEEDS/MARGIN REGULATIONS. The Borrower shall, and shall cause its Subsidiaries to, use the proceeds of Loans in accordance with Section 6. The Borrower shall not, and shall cause its Subsidiaries not to, use any part of the proceeds of any Loan for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Federal Reserve Board, or for any purpose which violates the provisions of the Regulations of the Federal Reserve Board, including, without limitation, Regulation T, Regulation U or Regulation X of the Federal Reserve Board. If requested by the Lender, the Borrower and each Subsidiary will furnish to the Lenders a statement to that effect in conformity with the requirements of FR Form U-1 or such other similar form referred to in Regulation T, Regulation U or Regulation X of the Federal Reserve Board, as the case may be,

      (c) NOTICE OF EVENT OF DEFAULT. The Borrower shall deliver to the Lenders promptly, and in any event within five Business Days after a responsible officer of the Borrower or any Subsidiaries becoming aware of the existence of any Event of Default, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto;

      (d) REQUESTED INFORMATION. The Borrower shall deliver to the Lenders as promptly as practicable such data and information (including copies of periodic financial statements) relating to the business, operations, affairs, financial condition, assets or properties of the Borrower or any of the Subsidiaries or relating to the ability of the Borrower or any of its Subsidiaries to perform their respective obligations hereunder, or with respect to any Loan, as from time to time may be reasonably requested by the Lenders.

      (e) COMPLIANCE WITH LAWS. The Borrower shall, and shall cause its Subsidiaries at all times to:

            (i) comply in all material respects with all Requirements of Law applicable to Borrower or its Subsidiaries, as the case may be; and

            (ii) obtain, effect and maintain in full force and effect all material governmental and regulatory consents, licenses, exemptions, clearances, filings, registrations and authorizations necessary for the conduct of the business, trade and ordinary activities of the Borrower and its Subsidiaries.

      (f) INSURANCE. The Borrower shall maintain, and cause each Subsidiary to maintain, insurance on and in relation to its business and assets against such risks and to such extent as it reasonably considers good business practice for companies carrying on a business such as that carried on by the relevant Person.

      (g) LIMITATIONS ON INDEBTEDNESS. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries (as defined in the Common Agreement) to, directly or indirectly, create, incur, assume or permit to remain outstanding any Indebtedness except the following ("PERMITTED INDEBTEDNESS"):

            (i) Indebtedness in an aggregate principal amount outstanding that does not exceed the greater of (i) the sum of (A)(x) if the Brazilian Debenture is executed, $700,000,000, or (y) if the Brazilian Debenture is not executed, $545,000,000 (being in each case the total amount of Indebtedness able to be incurred under clauses (a), (e), (g) (but only if the Brazilian Debenture is executed), (h) and (l) of Section 6.01 of the Common Agreement), plus (B) the aggregate amount of existing Indebtedness set forth in Schedule 6.01 and the Indebtedness permitted from time to time under clauses (i) and (m) of
                  Section 6.01 of the Common Agreement, and (ii) 110% of the amount (in Dollars or Dollar Equivalents) of the Indebtedness provided for in the Budget most recently approved by the board of directors of the Borrower;

            (ii) Indebtedness of the Borrower to any Subsidiary of the Borrower, or Indebtedness of any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower;

            (iii) Indebtedness under currency or interest rate hedging agreements;

            (iv) Indebtedness in respect of performance bonds, bankers' acceptances and letters of credit provided in the ordinary course of business;

            (v) Indebtedness to renew, extend, refinance or replace any Indebtedness permitted by this Section, PROVIDED that such Indebtedness does not exceed the principal amount of and premium, if any, on the Indebtedness being renewed, extended, refinanced or replaced, plus reasonable costs and expenses incurred upon such renewal, extension, refinancing or replacement; and

            (vi) Indebtedness under this Agreement, subject to the conditions hereof.

      (h) LIMITATIONS ON INVESTMENTS. The Borrower shall not, and shall not permit any Restricted Subsidiary (as defined in the Common Agreement) to, purchase, own, invest in or otherwise acquire, directly or indirectly, any investment that is prohibited under
            Section 6.04(a) of the Common Agreement.

      (i) LIMITATIONS ON LIENS. The Borrower shall not, and shall not permit any Subsidiary to, create or have outstanding any Lien on or over any assets, except for:

            (i)   LIENS PERMITTED UNDER SECTION 6.02 of the Common Agreement;
                  and

            (ii) other Liens created or outstanding on or over assets of the Borrower or any Subsidiary not at any time exceeding $10,000,000 (or Dollar Equivalent) in the aggregate;

            PROVIDED that, except in connection with the Vendor Financing Facility and other senior secured financing permitted under the Vendor Financing Facility, the Borrower shall not, and shall not permit any Subsidiary to, create or have outstanding any Lien on any shares of capital stock or other equity interest of of any Subsidiary of the Borrower other than any Unrestricted Subsidiary.

      (j) ASSET SALES. The Borrower shall not, and shall not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets, including, without limitation, the sale of any receivables or leasehold interests and any sale-leaseback or similar transaction (each of the foregoing transactions, an "ASSET SALE"), whether now or hereafter acquired except:

            (i) the sale of inventory, equipment or services to customers in the ordinary course of business;

            (ii) the sale of obsolete assets no longer used or usable in the business of the Group;

            (iii) the sale or discount without recourse of receivables arising in the ordinary course of business in connection with the compromise or collection thereof;

            (iv) asset sales permitted by clauses (v), (vi), (vii) and (viii) of Section 6.04(b) of the Common Agreement;

            (v) the transfer by any Subsidiary of any of its property to any other Subsidiary or to the Borrower; and

            (vi) other Asset Sales not exceeding $5,000,000 (or Dollar Equivalent) in the aggregate.

      (k) CAPITAL EXPENDITURES. The Borrower shall not, and shall not permit any Subsidiary to, make any Capital Expenditure that would cause the aggregate of all Capital Expenditures of Borrower and its Subsidiaries on a consolidated basis to exceed (i) in any fiscal quarter, an amount equal to 120% of the level of Capital Expenditures provided for in the most recently delivered Budget with respect to such fiscal quarter, or (ii) in any fiscal year, an amount equal to 115% of the level of Capital Expenditures provided for in the most recently delivered Budget with respect to such fiscal year.

      (l) PAYMENT OF TAXES. The Borrower and each of the Subsidiaries shall duly and timely file or cause to be duly and timely filed all tax returns which are required to be filed and shall duly and timely pay all taxes shown to be due and payable on such returns or on any assessments made against it or any of its property by a government authority or otherwise payable by it (other than any amount the validity of which is contested in good faith by appropriate proceedings and with respect to which adequate reserves are established in the books of the Borrower or the Subsidiaries, as the case may be) except to the extent that failure to comply with this paragraph would not reasonably be expected to have a Material Adverse Effect.

      (m) FUTURE GUARANTORS; PLEDGE OF NOTES. With respect to any Loans hereunder that are extended to the Borrower, the Borrower shall cause each of its subsidiaries (as specified by the Lenders, but excluding any Unrestricted Subsidiaries of ATTL) to execute and to deliver to the Lenders a subordinated guaranty in form and substance reasonably acceptable to the Lenders, as promptly as practicable after the date on which the issuance of such guaranties is permitted under the Vendor Financing Facility. With respect to any Loan hereunder that is extended to any Borrowing Subsidiary, (i) the Borrower shall execute and deliver to the Lenders a guaranty in form and substance reasonably acceptable to the Lenders, and (ii) the Lenders acknowledge and agree that the Borrower may, or may cause such Borrowing Subsidiary to, pledge to the Collateral Agent under the Vendor Financing Facility the note or notes evidencing such Loan, to the extent required under the Common Agreement.


11.   EVENTS OF DEFAULT.

      The Events of Default in this Agreement are:

      (a) subject to Section 7(b), failure by the Borrower to make, or to cause an applicable Borrowing Subsidiary to make, any repayment of principal on any Loan, for more than three Business Days after such principal becomes due and payable, whether at maturity or at a date fixed for prepayment pursuant to Section 3(b), Section 3(c) or
            Section 3(d); or

      (b) subject to Section 7(b), failure by the Borrower or any Borrowing Subsidiary to make payment of any interest on any Loan for more than three Business Days after such interest becomes due and payable; or

      (c) at any time when no Senior Obligations are outstanding under the Vendor Financing Facility, the Borrower or any Borrowing Subsidiary defaults in its performance of or compliance with any other term contained herein (other than those referred to in paragraphs (a) or (b) of this Section ) and such default is not remedied within 30 days after the earlier of (I) an officer of the Borrower or such Borrowing Subsidiary, as the case may be, obtaining actual knowledge of such default and (II) the Borrower or such Borrowing Subsidiary, as the case may be, receiving written notice of such default from the Lenders (any such notice to be identified as a "notice of default" and to refer specifically to this paragraph (c) of Section
            11); or

      (d) (I) the Borrower or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any indebtedness for borrowed money that is outstanding in an aggregate principal amount of at least $5,000,000 (or Dollar Equivalent) beyond any period of grace provided with respect thereto, or (II) the Borrower or any Subsidiary is in default in the performance of or compliance with any material term of any evidence of any indebtedness for borrowed money in an aggregate outstanding principal amount of at least $5,000,000 (or Dollar Equivalent) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such indebtedness has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment; or

      (e) the Borrower or any Subsidiary (I) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (II) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (III) makes as assignment for the benefit of its creditors, (IV) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (V) is adjudicated as insolvent or to be liquidated, or (VI) takes action for the purpose of any of the foregoing; or

      (f) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Borrower or any Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Borrower or any Subsidiary or any such petition shall be filed against the Borrower or any Subsidiary and such petition shall not be dismissed within 60 days; or

      (g) a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 (or Dollar Equivalent) are rendered against the Borrower or any Subsidiary and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

      (h) revocation or non-renewal of any license, concession or similar authorization that is material to the business of the Group as currently conducted or planned to be conducted in accordance with the most recently delivered Budget; or

      (i) expropriation or nationalization of any material assets, business or business unit of the Borrower or any Subsidiary, or any state of war or political conflict or imposition of any restriction on currency convertibility or transferability of funds that is reasonably likely to have a Material Adverse Effect.

12.   REMEDIES UPON DEFAULT, ETC.

      (a) Subject to Section 7, if any Event of Default referred to in Section 11 shall have occurred and be continuing, (X) upon the occurrence of any such Event of Default described in clauses (e) or (f) of Section 11, the whole amount of the outstanding Loans and all accrued interest and other amounts owing thereunder shall automatically become due and payable, or (Y) upon the occurrence of any other Event of Default described in Section 11, the Lenders may at anytime at their option, by demand in writing to the Borrower, declare the whole amount of the outstanding Loan to be immediately due and payable.

      (b) Subject to Section 7, upon any portion of the Loans becoming due and payable under this Section 12, whether automatically or by declaration, the entire unpaid principal amount of the Loans plus all accrued and unpaid interest thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

      (c) OTHER REMEDIES. Subject to Section 7, if any Event of Default has occurred and is continuing, and irrespective of whether the Loan has become or has been declared immediately due and payable under this Section, the Lenders may at the time that the Loan is outstanding, proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

      (d) NO WAIVERS OR ELECTION OF REMEDIES, EXPENSES, ETC. No course of dealing and no delay on the part of the Lenders in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice each of the Lender's rights, powers or remedies. No right, power or remedy conferred by this Agreement upon the Lenders shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. The Borrower will pay to the Lenders on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

13.   TAXES.

      (a) Subject to the following, all payments due under this Agreement shall be made in full without any deduction or withholding whatsoever for Taxes, unless such withholding or deduction is required by law. If the Lenders present to the Borrower a certificate signed by officers of the Lenders stating that a credit against the Lenders' U.S. federal income tax liability for any Tax which may be withheld or deducted from any payment is not currently utilizable, the Borrower and Borrowing Subsidiaries (with respect to payments required hereunder after the Borrower's receipt of such certificate) shall pay to the Lenders such additional amount so that the net amount received by the Lenders after any required deduction or withholding will equal the full amount which would have been received by the Lenders had no such deduction or withholding been made. Notwithstanding the foregoing, if any deduction or withholding from any payment to the Lenders hereunder is required in respect of Taxes other than income taxes (including, without limitation, value added taxes or license taxes or fees), the Borrower and Borrowing Subsidiaries shall pay to the Lenders (whether or not the Lenders have delivered the officer's certificate described above) such additional amount so that the net amount received by the Lenders after any required deduction or withholding of such non-income Taxes will equal the full amount which would have been received by the Lenders had no such deduction or withholding in respect of such Taxes been made. Whenever any Taxes are required to be withheld or deducted from any payment hereunder, as promptly as possible thereafter, the Borrower and Borrowing Subsidiaries shall send to the Lenders a copy of an original official receipt received by the Borrower and Borrowing Subsidiaries showing payment thereof or such other evidence of payment satisfactory to the Lenders. If the Borrower and Borrowing Subsidiaries fail to pay any Taxes when due to the appropriate taxing authority or fail to provide to the Lenders the required receipts or other documentary evidence, the Borrower and Borrowing Subsidiaries shall indemnify the Lenders for any Taxes, interest or penalties (and related reasonable fees and expenses of counsel) that may become payable by the Lenders as a result of such failure.

      (b) The Borrower and each Borrowing Subsidiary shall pay, and shall jointly and severally indemnify and hold harmless the Lenders and reimburse the Lenders upon written request, for any bank charges, capital circulation charges, court or documentary taxes, CMPF, other financial transaction taxes or any other Taxes, charges or similar levies imposed by any jurisdiction in connection with the execution, delivery, enforcement or performance of this Agreement.

14.   INCREASED COSTS.

      If any Lender determines that, as a result of the introduction of or any change in, or in the interpretation or application of, any law or government regulation or directive after the date of this Agreement:

      (i) it incurs a cost in maintaining all or part of any Loan except for its own costs of borrowing; and/or

      (ii) any sum received or receivable by it under this Loan Agreement or the effective return to it under this Loan Agreement or the overall return on its capital is reduced (except on account of Tax on its overall net income); and/or

      (iii) it makes any payment (except on account of Tax on its overall net income) or forgoes any interest or other return on or calculated by reference to the amount of any sum received or receivable by it under this Agreement, the Borrower and each Borrowing Subsidiary jointly and severally shall indemnify it against that cost, reduction, payment or forgone interest or other return (except to the extent that it results from a deduction or withholding of Tax) and, accordingly, shall from time to time on demand (whenever made) pay to such Lender the amount certified by it to be necessary so to indemnify it. For the avoidance of doubt, the indemnification referred to in the preceding sentence shall apply to such Regulation D Costs, if any, as may be applied to the Lenders from time to time.

15.   INDEMNITIES.

      (a) MISCELLANEOUS INDEMNITIES. The Borrower and each Borrowing Subsidiary shall jointly and severally on demand indemnify each Lender against any funding or other cost, loss, expense or liability sustained or incurred by it as a result of:

            (i) the Loan not being made by reason of the Borrower purporting to revoke any Borrowing Notice;

            (ii)  the occurrence or continuance of any Event of Default; or

            (iii) the receipt or recovery by any party of all or any part of the
                  Loan or overdue sums otherwise than on the date such amount is due or the Interest Payment Date.

      (b)   TRANSACTION INDEMNITY.

            (i) The Borrower and each Borrowing Subsidiary shall indemnify and hold each Lender and its respective directors, officers, agents and affiliates (the "INDEMNIFIED PARTIES") harmless from and against any and all claims, damages, liabilities, taxes, costs and expenses (including reasonable legal fees, travel and other expenses and disbursements) which may be incurred by or asserted against the Indemnified Parties in connection with or arising out of any investigation, litigation or proceeding relating to this Agreement (except for any arising out of any Indemnified Party's gross negligence or willful default) whether or not the Indemnified Parties are parties thereto, and will pay all costs and expenses of the Indemnified Parties (including all reasonable legal and proper fees, expenses and disbursements) incurred or sustained by the Indemnified Parties in connection with the same whether or not the Loan is utilized.

            (ii) Any party that proposes to assert the right to be indemnified under this Section will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against the Borrower under this Section notify the Borrower of the commencement of such action, suit or proceeding, enclosing a copy of all papers served, but the omission so to notify the Borrower of any such action, suit or proceeding shall not relieve the Borrower from any liability that it may have to any Indemnified Party unless the Borrower is effectively precluded from exercising any of its material rights to contest such claim as a result of such omission to notify.

            (iii) In case any such action, suit or proceeding shall be brought against any Indemnified Party and notification has been made to the Borrower of the commencement thereof, the Borrower shall be entitled to participate in such action, suit or proceeding.

      (c) INDEMNITIES SEPARATE. Each of the indemnities in this Agreement constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lenders and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

16.   CHANGE IN MARKET CONDITIONS.

      (a) LIBOR. If in relation to any Interest Period, the Lenders are unable to determine the LIBOR Rate, the Lenders shall promptly notify the Borrower and the Loan shall not be made.

      (b) NEGOTIATION. The Borrower and the Lenders shall then negotiate until not more than 25 days after such determination by the Lenders with a view to agreeing on an alternative basis for calculating the interest payable on and/or funding the affected Loan or Loans. Any alternative basis agreed in writing by the Lenders and the Borrower within that 25 day period shall take effect in accordance with its terms.

      (c) SUBSTITUTE INTEREST RATE. If an alternative basis for calculating the interest payable is not agreed in writing pursuant to Section 16(b), the Loan shall during that Interest Period bear interest at the rate per annum equal to the sum of the Mandatory Costs and the cost to the Lenders (expressed as a rate per annum) of funding the Loan during that Interest Period by whatever means it determines to be appropriate. The Lenders shall certify that cost to the Borrower as soon as practical after the Lenders' determination of the event in question (but in any event at least two Business Days before the end of that Interest Period).

17.   APPLICABLE LAW/SUBMISSION TO JURISDICTION.

      This Agreement shall be governed by and construed in accordance with the law of the State of New York. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "NEW YORK COURTS") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum.

18.   ASSIGNMENT.

      None of the parties hereto may assign or otherwise transfer any of its rights under this Agreement, except that (i) the Lenders may assign this Agreement, and all or any portion of any Note or Notes, to any Affiliate or successor of AT&T, and (ii) in connection with the capitalization of any Borrowing Subsidiary as required to meet statutory minimum capital requirements, the Borrower or any Borrowing Subsidiary may assign its obligations with respect to any Loan to any other Borrowing Subsidiary or to the Borrower after obtaining the consent of the Lenders (such consent not to be unreasonably withheld or delayed) and executing and delivering such assignments and other documents as the Lenders may reasonably request.

19.   COUNTERPARTS.

      This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

20.   DEFINITIONS.

      "AFFILIATE" means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For this purpose, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

      "AGGREGATE COMMITMENT" has the meaning set forth in the Recitals.

      "AGREEMENT" has the meaning set forth in the Preamble hereto.

      "ASSET SALE" has the meaning set forth in Section 10(j).

      "AT&T" has the meaning set forth in the Preamble hereto.

      "ATTL" has the meaning set forth in the Preamble hereto.

      "B VOTING PREFERRED STOCK" means voting preferred stock, having characteristics other than voting rights substantially identical to those of the 15% Series B Cumulative Preferred Stock identified on the corporate records of ATTL.

      "BASKET INDEBTEDNESS" means Indebtedness permitted under Section 10(g) that does not constitute "Senior Obligations" under the Subordination Agreement.

      "BORROWER" has the meaning set forth in the Preamble hereto.

      "BORROWING NOTICE" has the meaning set forth in Section 2(a).

      "BORROWING PARTIES" means the Borrower and the Borrowing Subsidiaries.

      "BORROWING SUBSIDIARY" has the meaning set forth in the Preamble hereto.

      "BRAZILIAN DEBENTURE" means debentures issued in the Brazilian capital market by a Subsidiary of the Borrower, in up to $155,000,000 or equivalent principal amount.

      "BUDGET" has the meaning set forth in Section 10(a).

      "BUSINESS DAY" means any day other than a Saturday, Sunday or day on which commercial banking institutions are authorized or required by law, regulation or executive order to be closed in New York, New York .

      "CAPITAL EXPENDITURES" means, for any Person for any period, the sum of all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that would in accordance with U.S. Generally Accepted Accounting Principles be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person.

      "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

      "COMMON AGREEMENT" means the Common Agreement, dated as of December 21, 2001, among ATTL, Latin American Equipment Finance B.V., the administrative agents party thereto and ABN AMRO Trustees Limited, as collateral and intercreditor agent, executed and delivered in connection with the Vendor Financing Facility, as in effect as of the Effective Date.

      "CONSOLIDATED EBITDA" means, for any period, the Consolidated Net Income for such period plus without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period; PROVIDED that there shall be excluded from such Consolidated EBITDA without duplication and to the extent included in determining Consolidated Net Income, (a) the Consolidated EBITDA (whether positive or negative) of any Person, property, business or asset sold, transferred or otherwise disposed of (including businesses discontinued during such period) by any "Loan Party" (as defined in the Common Agreement) during or subsequent to the end of such period based on the actual Consolidated EBITDA of such Person, property or business for such period (including the portion thereof occurring prior to such sale, transfer or disposition), (b) any extraordinary gains or losses, (c) any restoration of any contingency reserve, except to the extent the provision for such reserve was made out of income for such period, (d) any net gain or loss on the sale or other disposition, other than in the ordinary course of business, of any equity interests and other investments and any related charges for Taxes of any member of the Group (other than, in the case of charges for Taxes, any value-added or similar Taxes, to the extent recoverable by the applicable Group member), (e) any net gain or loss arising from the collection of the proceeds of any insurance policy, (f) any write-up of any asset, (g) any non-cash write down of any asset (other than inventory, accounts receivable or other current assets), (h) any net gain resulting from the extinguishment or defeasance of any Indebtedness and (i) any currency translation gains or losses.

      "CONSOLIDATED NET INCOME" or "CONSOLIDATED NET LOSS" means, for any fiscal period, the amount which, in conformity with GAAP, would be set forth opposite the caption "net income" (or any like caption) or "net loss" (or any like caption), as the case may be, on a consolidated statement of earnings of the Borrower and its Subsidiaries for such fiscal period.

      "DISQUALIFIED STOCK" means any equity interest of any member of the Group, other than any Unrestricted Subsidiary, which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event, in either case while any amount remains outstanding under the Vendor Financing Facility, (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is convertible or exchangeable for Indebtedness or Disqualified Stock, (c) requires the payment of dividends other than dividends payable solely in additional equity interests of ATTL (other than Disqualified Stock) or (d) is redeemable or subject to required repurchase at the option of the holder thereof , in whole or in part.

      "DOLLARS" and "$" mean lawful currency of the United States of America.

      "DOLLAR EQUIVALENT means with respect to any amount denominated in a foreign currency, at any date of determination thereof, an amount in Dollars equivalent to such amount calculated on the basis of the Spot Rate of Exchange.

      "EFFECTIVE DATE" means the Effective Date as defined in the Common Agreement.

      "EVENT OF DEFAULT" means any one of the events mentioned in Section 11.

      "EXISTING LOAN AGREEMENTS" has the meaning set forth in the Recitals.

      "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

      "GLOBAL" has the meaning set forth in the Preamble hereto.

      "GROUP" means, at any particular time, the Borrower and its Subsidiaries (and "member of the Group" shall be construed accordingly).

      "INDEBTEDNESS" of any Person at any date, means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (other than current trade payables and similar current liabilities incurred in the ordinary course of such Person's business (whether or not evidenced by a promissory note), in each case not overdue by more than 60 days, except to the extent such overdue amount is attributable to a good faith dispute), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guaranties by such Person of Indebtedness of others, (g) all capital lease obligations of such Person,
      (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (j) the value of all Disqualified Stock of such Person owned by any Person other than such Person, determined for this purpose as the higher of (A) the aggregate liquidation preference of such Disqualified Stock or (B) the aggregate amount payable upon the maturity of such Disqualified Stock (other than accrued dividends), (k) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sael of the same or substantially similar securities or property and (l) the net liabilities of such Person under Hedging Agreements. The Indebtedness of any Person shall exclude deferred taxes and shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

      "INDEMNIFIED PARTIES" has the meaning set forth in Section 15(b).

      "INTEREST LOAN" has the meaning set forth in Section 1(e).

      "INTEREST PERIOD" has the meaning set forth in Section 5(b).

      "INVESTMENTS" has the meaning set forth in Section 10(h).

      "LENDER" has the meaning set forth in the Preamble hereto.

      "LIBOR RATE" has the meaning set forth in Section 5(e).

      "LEVERAGE RATIO" means, on any date, the ratio of (a) Total Indebtedness on such date, to (b) Consolidated EBITDA of ATTL for the period of four consecutive quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of ATTL most recently ended).

      "LIEN" means, with respect to any Person, any lien, pledge, charge, security interest, encumbrance or any interest or title of any vendor, lessor, lender or other secured party to or of such Person.

      "LOAN" means any Tranche A Loan, Tranche B Loan, Tranche C Loan, Tranche D Loan or Interest Loan, as the context shall require.

      "MANDATORY COSTS" means, in relation to any Interest Period (or part of an Interest Period) relating to a Loan or overdue sum, the percentage rate per annum reasonably determined by the Lenders by reference to the then prevailing market spread over funding cost for comparable obligations.

      "MARGIN" has the meaning set forth in Section 5(e).

      "MATERIAL ADVERSE EFFECT" has the meaning set forth in Section 9(b).

      "NEW YORK COURTS" has the meaning set forth in Section 17.

      "NOTE" has the meaning set forth in Section 4.

      "OPERATIVE DOCUMENTS" means this Agreement, each Note, the Warrant Agreement[, the Warrant Registration Rights Agreement] and each guaranty, if any, issued in accordance with Section 10(m).

      "PERMITTED INDEBTEDNESS" has the meaning set forth in Section 10(g).

      "PERMITTED INVESTMENTS" means:

      (i) marketable obligations maturing within one year or less after acquisition thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof;

      (ii) certificates of deposit, maturing within one year after acquisition thereof, or open market commercial paper maturing within 270 days after acquisition thereof, in each case issued by a bank or other regulated financial institution organized in any OECD-member country having capital, surplus and undivided profits as of December 31, 1999 of at least $1,000,000,000 or equivalent and having a commercial paper rating of A-1 or P-1, and, with respect to non-Dollar investments made in the countries in which Subsidiaries of the Borrower operate, similar obligations in local currency maturing in less than one year and issued by regulated financial institutions having capital, surplus and undivided profits of at least $500,000,000 or equivalent;

      (iii) Investments in any Person received solely in consideration for the issuance by the Borrower of its capital stock, PROVIDED that after giving effect to such Investment on a historical pro forma basis there would not be any breach of Section 10(g) or any other covenant contained herein;

      (iv) trade credit extended to customers of any member of the Group in the ordinary course of business;

      (v) guaranties and similar support arrangements relating to Permitted Indebtedness; or

      (vi)  Investments permitted under clauses (ii), (xii), (xiii), (xiv) and
            (xv) of Section 6.04(a) of the Common Agreement. [relate to scheduled existing investments, loans to officers and directors under plans up to $1MM, cash deposits/pledges for leases and utilities, non-cash consideration for asset sales subject to 6.04(b) limit of $3MM/yr and for IRU swaps]

      "PERSON" means any individual, corporation, company, limited liability company, association, partnership, trust, estate, governmental authority or other entity.

      "REFINANCING PRIVATE EQUITY" means equity interests issued by ATTL not in a registered public offering that (i) refinance or replace Loans (but only to the extent of the amount of Loans so refinanced or replaced), and (ii) are not Disqualified Stock.

      "REGULATION D COSTS" means any costs under Regulation D of the Board of Governors of the United States Federal Reserve System.

      "REQUIREMENT OF LAW" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets are subject; provided that the foregoing shall not apply to any non-binding recommendation of any governmental authority.

      "SENIOR OBLIGATIONS" has the meaning specified in the Subordination Agreement from time to time.

      "SPOT RATE OF EXCHANGE," with respect to any foreign currency, at any date of determination thereof, means the spot rate of exchange in London that appears on the display page applicable to such foreign currency on the Dow Jones Market Service (or such other page as may replace such page for the purpose of displaying the spot rate of exchange in London); PROVIDED that if there shall at any time no longer exist such a page, the spot rate of exchange shall be determined in reference to another similar rate publishing service selected by the Lenders.

      "SUBSIDIARY" means any Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests of such Person and representing more than 50% of the voting rights attaching thereto.

      "SUBORDINATION AGREEMENT" has the meaning set forth in Section 7.

      "SUPPLEMENTAL AGREEMENT" has the meaning set forth in Section 1(d).

      "TAX" or "TAXES" means all income, profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property tranfer or gains), conveyance, severance, production, excise and other taxes, withholdings, duties, levies, imposts, license and registration fees and other similar charges and assessments (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) imposed by or on behalf of any governmental entity.

      "TERMINATION DATE" means the earliest to occur of (I) the final maturity date specified in Section 3(a), and (II) any date on which the Aggregate Commitment has been reduced to zero.

      "TOTAL INDEBTEDNESS" means, as of any date, the sum, without duplication, of (a) the aggregate principal amount of Indebtedness of the Group other than Unrestricted Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date in accordance with GAAP, determined on a consolidated basis, plus (b) the aggregate principal amount of Indebtedness of the Group other than Unrestricted Subsidiaries outstanding as of such date that is not required to be reflected on a balance sheet in accordance with GAAP, determined on a consolidated basis; PROVIDED that (i) Loans and any Subsidiary Guaranties relating thereto shall not be included in "Total Indebtedness" and (ii) for purposes of clause (b) above, the term "Indebtedness" shall not include contingent obligations of any member of the Group as an account party in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports and obligation that constitutes Indebtedness.

      "TRANCHE A LOAN" has the meaning set forth in Section 1(a).

      "TRANCHE B LOAN" has the meaning set forth in Section 1(b).

      "TRANCHE C LOAN" has the meaning set forth in Section 1(c).

      "TRANCHE D LOAN" has the meaning set forth in Section 1(d).

      "UNRESTRICTED SUBSIDIARY" means a Subsidiary of ATTL designated as an "Unrestricted Subsidiary" in accordance with the terms of the Common Agreement.

      "VENDOR FINANCING FACILITY" means the financing facilities provided under the Common Agreement and the several Initial Participating Credit

      Agreements among ATTL and the other parties thereto from time to time in a total commitment amount of up to $297,735,000 and the ancillary documents and agreements executed in connection therewith.

      "WARRANT" has the meaning set forth in Section 1A.

      In witness whereof, the parties hereto have executed this Agreement and caused the same to be delivered on their behalf as of the date first written above.


Witness:                                   AT&T Corp.
         -----------------------------
            Name:                          By:
                                               --------------------------------
Witness:                                       Name:
         -----------------------------         Title:
            Name:


Witness:                                   Global Card Holdings Inc.
         -----------------------------
            Name:                          By:
                                               --------------------------------
Witness:                                       Name:
         -----------------------------         Title:
            Name:

Witness:                                   AT&T Latin America Corp.
         -----------------------------
            Name:                          By:
                                               --------------------------------
Witness:                                       Name:
         -----------------------------         Title:
            Name:


Witness:                                   AT&T Argentina S.A.
         -----------------------------
            Name:                          By:
                                               --------------------------------
Witness:                                       Name:
         -----------------------------         Title:
            Name:

Witness:                                   AT&T Peru S.A.
         -----------------------------
            Name:                          By:
                                               --------------------------------
Witness:                                       Name:
         -----------------------------         Title:
            Name:

Witness:                                   AT&T do Brasil S.A.
         -----------------------------
            Name:                          By:
                                               --------------------------------
Witness:                                       Name:
         -----------------------------         Title:
            Name:

Witness:                                   AT&T Colombia S.A.
         -----------------------------
            Name:                          By:
                                               --------------------------------
Witness:                                       Name:
         -----------------------------         Title:
            Name:

Witness:                                   AT&T Chile S.A.
         -----------------------------
            Name:                          By:
                                               --------------------------------
Witness:                                       Name:
         -----------------------------         Title:
            Name:

Witness:                                   AT&T Argentina S.A.
         -----------------------------
            Name:                          By:
                                               --------------------------------
Witness:                                       Name:
         -----------------------------         Title:
            Name:

                                                                      SCHEDULE A

AT&T Argentina S.A.

AT&T Peru S.A.

AT&T do Brasil S.A.

AT&T Colombia S.A.

AT&T Chile S.A.

                                                                      SCHEDULE B

                            Existing Loan Agreements

1. $100 million Credit Facility Agreement, dated as of July 28, 2000

2. Amended and Restated $200 million Subordinated Note Agreement, dated as of January 18, 2001

3. 15% Demand Note, dated September 13, 2001, in the principal amount of $28 million (Tranche C)

4. 15% Demand Note, dated July 30, 2001, in the principal amount of $25 million (Tranche C)

5. 15% Demand Note, dated July 6, 2001, in the principal amount of $25 million (Tranche C)

6. 15% Demand Note, dated June 11, 2001, in the principal amount of $20 million (Tranche C)

7. 15% Demand Note, dated November 16, 2001, in the principal amount of $60 million (Tranche D) (Principal amount of this note was capped at $51,757,280.00 when the note referred to below, dated February 1, 2002, was issued.)

8. 15% Demand Note, dated December 12, 2001, in the principal amount of $27 million (Tranche D) 9. 15% Demand Note, dated February 1, 2002, in the principal amount of $8,242,720.00 (Tranche D)

                                                                      SCHEDULE C

                            Outstanding Loan Amounts
------------------- --------------------------- --------------------------------- ---------------------------
Tranche             Principal ($MM)             Capitalized Interest              Accrued and Unpaid
                                                As of 2/21/02                     (uncapitalized) Interest
                                                                                  as of 2/21/02
------------------- --------------------------- --------------------------------- ---------------------------
A                   100.0                         7,750,777                              867,175
------------------- --------------------------- --------------------------------- ---------------------------
B                   200.0                        14,965,634                            3,841,241
------------------- --------------------------- --------------------------------- ---------------------------
C                    98.0                         3,906,608                            3,378,015
------------------- --------------------------- --------------------------------- ---------------------------
D                    87.0                         1,000,000                            2,627,748
------------------- --------------------------- --------------------------------- ---------------------------
Total               485.0                       27, 623,019                           10,714,179
------------------- --------------------------- --------------------------------- ---------------------------

                                                                      SCHEDULE D

                               NUMBER OF SHARES
    FACILITY                ISSUABLE UPON EXERCISE              EXERCISE PRICE
    --------                ----------------------              --------------

$177M Preferred                    500,041                           $0.01

                                   500,041                           $8.00

$200M                              513,420                           $0.01

                                   513,420                           $8.00

$98M                               746,018                           $0.01

                                   746,018                           $8.00

$150M                              691,324                           $0.01

                                   691,324                           $8.00

                                                                       EXHIBIT A

                            FORM OF BORROWING REQUEST

To:      Global Card Holdings Inc. and AT&T Corp.

      The undersigned, AT&T Latin America Corp. (the "BORROWER"), refers to the Credit Facility Agreement, dated as of February 27, 2002 (as amended, supplemented or otherwise modified from time to time, the "Agreement"), among Global Card Holdings Inc. and AT&T Corp. (the "LENDERS"), Borrower and certain Subsidiaries of Borrower.

      Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

1.    LOAN.

      The Borrower hereby gives you notice pursuant to Section 2(a) of the Agreement that it requests a Loan subject to and in accordance with the terms of the Agreement and in that connection sets forth below the terms on which such Loan is requested to be made:

      (a) Aggregate Principal Amount of Loan under the Agreement as of today's date: $______________________

      (b)   Borrowing Breakdown for Loan requested hereunder:


        ----------------------------------------------------------------------------------------------------
                    Borrower                   Amount of Borrowing               Date of Borrowing
          [and Borrowing Subsidiaries]            (in Dollars)               (which is a Business Day)
        ----------------------------------------------------------------------------------------------------

        AT&T Latin America Corp.                $
                                                 ----------------                -----------------
        Proposed Borrowing Subsidiaries:

                                                $
        ------------------                       ----------------                -----------------
                                                $
        ------------------                       ----------------                -----------------
                                                $
        ------------------                       ----------------                -----------------
                                                $
        ------------------                       ----------------                -----------------
        ----------------------------------      -------------------------------- --------------------------------
        Total                                   $                                N/A
                                                 -----------------
        ----------------------------------      -------------------------------- --------------------------------


      (c) Funds are requested to be disbursed to the Borrower's [or Borrowing Subsidiary's] account with:

------------------------------------------------------------ ------------------------------------------------
           Borrower [and Borrowing Subsidiaries]                           Account Information
------------------------------------------------------------ ------------------------------------------------
                                                                   Bank Name: ____________________

A        AT&T Latin America Corp                                   Bank Address:__________________

                                                                   Account Number: _______________
------------------------------------------------------------ ------------------------------------------------
                                                                   Bank Name: ____________________

__       ____________________                                      Bank Address:__________________

                                                                   Account Number: _______________
------------------------------------------------------------ ------------------------------------------------
                                                                   Bank Name: ____________________

__       ____________________                                      Bank Address:__________________

                                                                   Account Number: _______________
------------------------------------------------------------ ------------------------------------------------
                                                                   Bank Name: ____________________

__       ____________________                                      Bank Address:__________________

                                                                   Account Number: _______________
------------------------------------------------------------ ------------------------------------------------
                                                                   Bank Name: ____________________

__       ____________________                                      Bank Address:__________________

                                                                   Account Number: _______________
------------------------------------------------------------ ------------------------------------------------
                                                                   Bank Name: ____________________

__       ____________________                                      Bank Address:__________________

                                                                   Account Number: _______________
------------------------------------------------------------ ------------------------------------------------

2.    CERTIFICATIONS.

      As of the date hereof and as of each "Date of Borrowing" listed in 1(b):

      (a) the Borrower and Borrowing Subsidiaries have performed and complied with all the respective terms and conditions of the Agreement applicable to them;

      (b) there exists or will exist after giving effect to any Loan requested hereunder no condition or event which constitutes or which, after notice or passage of time or both, would constitute an Event of Default;

      (c) each of the representations and warrants contained in Section 9 of the Agreement are, and will be after giving effect to any Loan requested hereunder, true and correct; and

      (d) the amounts of the Loan specified in this Borrowing Notice is consistent with the Budget most recently delivered to the Lenders.


                                           AT&T Latin America Corp.


                                           By:
                                               -------------------------------
                                                Name:
                                                Title: (CEO or CFO)


Date:
      --------------------------

                                                                       EXHIBIT B

                                 PROMISSORY NOTE

$ [                         ]                            Date ________ __, 200_

      For value received, [AT&T Latin America Corp. ("BORROWER")][[Insert Name of Borrowing Subsidiary if applicable] (the "BORROWING SUBSIDIARY")] hereby promises to pay to the order of AT&T Corp., Global Card Holdings Inc. or the respective Affiliates and successors of AT&T Corp. and Global Card Holdings Inc. (collectively, the "LENDERS") on October 1, 2008, in lawful money of the United States of America to an account specified in writing by Lenders, the principal sum of [ ] together with interest at the rate per annum specified in the Credit Facility Agreement, dated [ ], 2001 among Lenders, Borrower and certain subsidiaries of Borrower (as amended, supplemented or otherwise modified from time to time, the "AGREEMENT") in accordance with the terms and conditions of such Agreement.

      Each capitalized term not otherwise defined in this Note shall have the meaning set forth in the Agreement.

      [Borrower] [Borrowing Subsidiary] promises to pay interest on the unpaid principal amount of its Loans at the rate per annum specified, and otherwise as provided, in the Agreement. In case an Event of Default, as defined in the Agreement, shall occur and be continuing, the unpaid balance of the principal of this Note may be declared and become due and payable in the manner and with the effect provided in the Agreement.

         Each Loan owing to Lenders by [Borrower] [Borrowing Subsidiary] pursuant to the Agreement, and all payments made on account of principal thereof, shall be recorded by Lenders and, prior to any transfer thereof, endorsed on the grid attached hereto which is part of this Note, PROVIDED that failure of Lenders to make such endorsement shall not affect the liability of [Borrower] [Borrowing Subsidiary] hereunder or under the Agreement.

      Payments of the principal of and interest on this Note are subordinate and junior, to the extent provided in the Agreement, to all Senior Obligations, as such term is defined in the Agreement.

      This Note is a Note referred to in, and is entitled to the benefits of, the Agreement. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

      This Note may not be assigned except in accordance with the Agreement.

                                   [AT&T LATIN AMERICA CORP.


                                   By:
                                       ---------------------------------------
                                   Title:
                                         -------------------------------------



                                   [BORROWING SUBSIDIARY


                                   By:
                                       ---------------------------------------
                                   Title:
                                         -------------------------------------

      [Customary Legends, Witnesses, etc. to be added to comply with local law of any Borrowing Subsidiary]

------------------------ ------------ ---------------------- --------------------- ---------------------- ------------------------
                           TRANCHE        AMOUNT DRAWN           AMOUNT DRAWN          AMOUNT REPAID      [COMMITMENT AVAILABLE]
         DATE                               (ADVANCE)          (INTEREST LOAN)
------------------------ ------------ ---------------------- --------------------- ---------------------- ------------------------
                                                                                                              US$___________
------------------------ ------------ ---------------------- --------------------- ---------------------- ------------------------

------------------------ ------------ ---------------------- --------------------- ---------------------- ------------------------

------------------------ ------------ ---------------------- --------------------- ---------------------- ------------------------

------------------------ ------------ ---------------------- --------------------- ---------------------- ------------------------

------------------------ ------------ ---------------------- --------------------- ---------------------- ------------------------

------------------------ ------------ ---------------------- --------------------- ---------------------- ------------------------

------------------------ ------------ ---------------------- --------------------- ---------------------- ------------------------

------------------------ ------------ ---------------------- --------------------- ---------------------- ------------------------

------------------------ ------------ ---------------------- --------------------- ---------------------- ------------------------

------------------------ ------------ ---------------------- --------------------- ---------------------- ------------------------

------------------------ ------------ ---------------------- --------------------- ---------------------- ------------------------

------------------------ ------------ ---------------------- --------------------- ---------------------- ------------------------

------------------------ ------------ ---------------------- --------------------- ---------------------- ------------------------

------------------------ ------------ ---------------------- --------------------- ---------------------- ------------------------

------------------------ ------------ ---------------------- --------------------- ---------------------- ------------------------

------------------------ ------------ ---------------------- --------------------- ---------------------- ------------------------

------------------------ ------------ ---------------------- --------------------- ---------------------- ------------------------


                                                                       EXHIBIT C



                                WARRANT AGREEMENT